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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549





         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.



                        Commission File Number: 0-11360


                             ILC TECHNOLOGY, INC.
            (Exact name of registrant as specified in its charter)


        399 Java Drive, Sunnyvale, California 94089; Tel: (408)945-7500 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, no par value
           (Title of each class of securities covered by this Form)

                                     None
  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(l)(i)     [X]           Rule 12h-3(b)(l)(ii)     [ ]
Rule 12g-4(a)(l)(ii)    [ ]           Rule 12h-3(b)(2)(i)      [ ]
Rule 12g-4(a)(2)(i)     [ ]           Rule 12h-3(b)(2)(ii)     [ ]
Rule 12g-4(a)(2)(ii)    [ ]           Rule 15d-6               [ ]
Rule 12h-3(b)(l)(i)     [ ]


         Approximate number of holders of record as of the certification or notice date: One


         Pursuant to the requirements of the Securities Exchange Act of 1934, ILC Technology, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    March 12, 1998
     -------------------------------



                                                ILC TECHNOLOGY, INC.



                                                By: Ronald Fredianelli
                                                   --------------------------

                                                     Chief Financial Officer
                                                   -------------------------